Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q3 2016 Big Lots Inc Earnings Call EVENT DATE/TIME: DECEMBER 02, 2016 / 1:00PM GMT

OVERVIEW:
Co. reported 3Q16 net sales from continuing operations of $1.105b and adjusted income from continuing operations of $1.9m or $0.04 per diluted share. Expects full-year 2016 adjusted diluted EPS from continuing operations to be $3.55-3.60 and 4Q16 adjusted diluted EPS from continuing operations to be $2.18- 2.23.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andy Regrut Big Lots Inc. - VP, IR
David Campisi Big Lots Inc. - President & CEO
Tim Johnson Big Lots Inc. - EVP, CAO & CFO

CONFERENCE CALL PARTICIPANTS
Sean Kras Barclays Capital - Analyst
Bradley Thomas KeyBanc Capital Markets - Analyst
Brian Nagel Oppenheimer - Analyst
Patrick McKeever MKM Partners - Analyst
David Mann Johnson Rice - Analyst
Alvin Concepcion Citi- Analyst
Laura Champine Roe Equity Research - Analyst
Matthew Boss JPMorgan Chase - Analyst
Paul Trussell Deutsche Bank - Analyst
Jeff Stein Northcoast Research - Analyst
Joesph Feldman Telsey Advisory Group - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots third quarter 2016 teleconference. This call is being recorded. (Operator Instructions). At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andy Regrut - Big Lots Inc. - VP, IR

Thanks, Matt and good morning, everyone. Thank you for joining us for our third quarter conference call. With me here today in Columbus are David Campisi, our CEO and President and Tim Johnson, Executive Vice President, Chief Administrative Officer, and Chief Financial Officer.

Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results from continuing operations.

For the third quarter of fiscal 2016, this excludes an after-tax expense of $521,000 or $0.01 per diluted share associated with legacy pension plans, which have been terminated. Once again this quarter, the Q3 expense standalone is not material. We now expect the termination process, including final payouts, to be completed in Q4 with a full-year after-tax expense of approximately $15 million. Our future results and guidance will continue to be presented on a non-GAAP basis to be consistent in isolating pension costs. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning, David will start the call with a few opening comments, TJ will review the financial highlights from the quarter and the outlook for fiscal 2016, and David will complete our prepared remarks before taking your questions. With that, I will now turn the call over to David.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

David Campisi - Big Lots Inc. - President & CEO

Thanks, Andy and good morning, everyone. Historically, Q3 has been challenging for BIG as our business transitions out of the summer months and we start to prepare for the all-important holiday shopping season. This year, it was particularly difficult with the choppy retail environment and a national election competing for our customers' time and attention like never before.

Despite these headwinds, we reported financial results in line or better than guidance with our 11th consecutive quarter of flat to positive comps and earnings well above the high end of our estimated range as we recorded a profit in Q3 for the first time in the last five years.

From a merchandising perspective, our Ownable and Winnable categories produced the best sales results. Furniture was up mid-single digits as Upholstery, Mattresses and Case goods benefited from the expansion we completed in May. We added selling square footage to this Ownable category with additional choices showcased in our furniture vignettes and lifestyle photography. Congratulations to Martha, Robert and the team as we are seeing good results as Jennifer likes the newness in the department, particularly in Upholstery and sofas and colors outside of the traditional brown. Her early favorites have been the Bellany, which is tan and Flannel in gray.

Soft Home was also a top performer, up mid-single digits with strength in nearly every department in the category including Home Decor, Frames, Decorative Textiles, Bath, Flooring and Fashion Bedding. Good job by Kevin and the team as they continue to consistently comp the comp. Our merchandise assortments have strengthened through the disciplines of QBFV, or quality, brand, fashion and value and the team has actively worked on the product packaging and in-store presentation to improve space productivity, attachment rates, and the shopping experience for Jennifer.

Next is Consumables, which did comp slightly positive for the quarter. It was good to see this business make a sequential improvement from Q2. We recently enhanced our HBC assortment with a new expanded Neverout program from recognizable brands at great values and Jennifer is responding positively to our consistency in this category.

Seasonal was down low singles for the third quarter, which was not a surprise given the lower levels of summer clearance merchandise and the allocated space reduction in Toys. In terms of our fall businesses, our new inventory in Q3, Halloween and Harvest, performed well as each comped positively in the quarter on significantly improved quality and trend-right product.

Also during Q3, we delivered our new Christmas Trim and Toy assortments for holiday. Our Christmas Trim has never looked better. Michelle, Steve and the team have once again increased the QBFV and provided newness for Jennifer. I really like what I see here as our merchants and marketing teams have seamlessly integrated parts of Seasonal with Soft Home and Toys, even though it is in less space for Q4 than last year. Alicia and the team have done a great job here sourcing brands and creating a focused assortment for Jennifer's holiday shopping list. In my opinion, Toys has never looked more focused and branded at Big Lots.

Food was down low singles for the quarter with the softness coming from lack of breadth and depth in our assortment and an imbalance in content between classes and styles. We are making strides toward reversing this trend with new leadership in the last few months. Michelle and Debbie have attacked the business in detail and are working closely with our team and our dedicated vendor partners to move swiftly. I am confident we will start to see sales trends improve as we move through Q4 and enter Q1.

Rounding out the rest of the store, both our Electronics and Hard Home businesses were off to last year, which is to be expected given the amount of space they have given up over the past two years to increase the footage and penetration of our Furniture and Soft Home categories. I am proud of how these teams have managed their businesses and are seeing productivity per foot increase, which was the goal of Edit to Amplify.

Moving on to marketing and our online initiatives, with the national election and its impact on October and November television advertising fully anticipated, our team deployed a two-phased approach to the holiday campaign with more reliance on digital communications and social media than prior years. "Company's Coming" focused on Jennifer refreshing her home and providing everything she needs for entertaining during the holidays with an emphasis on indoor and outdoor decor, furniture and fireplaces, soft home and meal prep. Then a transition in mid-November and December towards more traditional holiday messaging with Christmas decor and gifting being the focus.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

From an online perspective, we continue to learn from our e-commerce platform with Q3 representing the second full quarter of sales results from this channel. It is still very early in our journey, and we are still crawling, but we are getting to know more about what Jennifer loves every day. For instance, we know she loves to search with over 2 million searches since the launch of the site. She is most interested in our Seasonal, Soft Home and Furniture assortments, which is interesting given the Furniture transactions are predominately available and in- store only. She loves a great deal. Promotions and events matter and she watches shipping costs closely.

Q3 sales were higher than Q2 and our average basket size is consistently 2 to 3 times larger than in-store. We anticipate and are prepared for this channel to be more relevant to her during the holidays. We've already seen our business ramp up in November much the way brick-and-mortar does and we are excited she can shop BigLots.com this year.

From a storage perspective, Mike, Nick, and the team continue to top grade our leadership and leverage the Store Revolution to raise their game. With new tools like our mobile dashboard, a renewed set of Jennifer must-have standards and very good execution in areas such as quick recovery and replenishment for heavily shopped sections of the store, setting our seasonal assortments with in-store presentations that tell the story, effectively managing payroll and staffing at peak selling periods to improve productivity, and assisting Jennifer with reward sign-ups, Easy Leasing, the Big Lots credit card, and the Big Coverage Plan. I frequently hear the store experience at Big Lots has never been better as our field organization has created a culture to go above and beyond when helping Jennifer with our friendly and knowledgeable teams. So, with that, I will now turn the call over to TJ for additional color on the numbers.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Thanks, David and good morning, everyone. Net sales from continuing operations for the third quarter of fiscal 2016 were 1.105 billion compared to $1.116 billion we reported last year with the slight decrease resulting from a lower store count year-over-year. Comparable store sales for stores open at least 15 months plus e-commerce sales were flat, which was in line with our guidance of flattish to plus 2% comps. As communicated on our last call, we expected Q3 to be challenging in light of the national election and its anticipated impacts on retailers like us and our ability to connect with the customer, just the customers' overall focus in general, particularly in the month of October.

Adjusted income from continuing operations for the third quarter was $1.9 million, or $0.04 per diluted share, which compares to our guidance for continuing operations in the range of an adjusted loss of $0.04 per share to adjusted income of $0.01 per diluted share. Q3 is very much a transition quarter for our business as we delivered significant amounts of holiday merchandise and our stores have executed much improved and more detailed in-store presentations, and these efforts and the associated costs happen in Q3 in advance of a sharp ramp in sales in November and December for Q4.

We are very pleased with the execution and the management of our business as this result represents our first profitable third quarter since 2011. In fact, this level of EPS is actually stronger than it appears. As a reminder, Q3 of 2016 includes two new significant costs, PSUs and e-commerce, the net impact of which was approximately $0.09 to the quarter. So apples-to-apples, EPS from our core retail operations was approximately $0.13 against a slight adjusted loss last year.

In terms of the P&L, the gross margin rate in Q3 was a strong 40%, a 60 basis point improvement over last year's third-quarter rate. Our BPARM teams under Lisa's leadership continue to manage their inventories effectively, and we are seeing improvements in IMU while maintaining our value proposition. Additionally, Carlos and his logistics team, working collaboratively with our merchants, have been successful in lowering costs, both from a domestic and import freight perspective.

Moving onto the balance sheet, inventory ended the third quarter of fiscal 2016 at $1.036 billion compared to $1.047 billion last year, a 1% reduction, as inventory levels per store were flat combined with the lower overall store count year-over-year. During the third quarter, we opened four new stores and closed seven, leaving us with 1,442 stores and total selling square footage of approximately 31.7 million. In the first three quarters of this year, we opened six new stores and closed 13. We now believe we will end fiscal 2016 with 1,432 stores.

Capital expenditures for the third quarter of 2016 were $27 million compared to $34 million last year and depreciation expense of $30.3 million essentially was flat to last year. We now expect capital expenditures for fiscal 2016 to be approximately $100 million or slightly lower than our

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

guidance of $105 million to $110 million, and depreciation is expected to be in the range of $120 million to $125 million compared to our original guidance of $125 million to $130 million.

As announced in a separate press release earlier today, on November 30, 2016, our Board of Directors declared a quarterly cash dividend of $0.21 per common share. This dividend payment of approximately $9 million is payable on December 30 of 2016 to shareholders of record as of the close of business on December 16, 2016.

We ended the third quarter with $60 million of cash and cash equivalents and $363 million of borrowings under our credit facility. This compares to $62 million of cash and cash equivalents and $335 million of borrowings under our credit facility last year. Our increase in debt year-over-year is directly attributed to higher levels of share repurchase activity earlier this year. We continue to expect to end fiscal 2016 with debt of approximately $140 million as planned.

Now turning to forward guidance, for Q4 we are affirming our outlook for adjusted income from continuing operations in the range of $2.18 to $2.23 per diluted share, an 8% to 11% increase compared to last year's adjusted income from continuing operations of $2.01 per diluted share. This guidance is based on estimated comparable store sales in the range of flattish to plus 2%, which would represent our 12th consecutive quarter of flat or positive comps.

The gross margin rate for the fourth quarter is expected to be higher than last year and adjusted expenses as a percent of sales are also expected to be slightly higher than last year. Excluding the two new P&L items of e-comm and PSUs I mentioned earlier, we would expect our SG&A rate on core retail operations to be essentially flat based on our comp sales guidance.

In terms of our outlook for the full year, we have increased our estimate for adjusted income from continuing operations to be in the range of $3.55 to $3.60 per diluted share compared to our prior guidance of $3.45 to $3.55 per diluted share. The increase is reflective of our better-than-expected Q3 results. This level of earnings would represent an 18% to 20% increase in EPS compared to $3.01 per diluted share in 2015. The annual guidance is based on a comparable store sales increase in the range of 1% to 2% and total sales up slightly to last year as the comp increase will be partially offset by a lower store count.

As Andy noted earlier, we now expect to complete the process of terminating our legacy pension plans in fiscal 2016 with total cash payouts totaling approximately $20 million. Including the impact of these payouts, we now estimate full-year cash flow of approximately $195 million. So, with that, I will turn the call back over to David.

David Campisi - Big Lots Inc. - President & CEO

Thanks, TJ. Before we open the lines for questions, I want to share a few thoughts in closing. Q3 was a solid quarter for our team despite a very difficult retail environment. We delivered on our financial commitments for the quarter and raised our earnings outlook for the full year. I walked a lot of retail over the Thanksgiving weekend and I believe our stores, merchandise assortments and value propositions look very good and we are ready for Jennifer.

Over the weekend at other retailers, we saw giveaway promotions focused on televisions and electronic gadgets at very low margin or no margin at all to stand out or gain relevance in a crowded retail landscape. Our strategy of Ownable and Winnable merchandise categories with trend-right, tasteful assortments coordinated across Furniture, Soft Home and Christmas Trim create relevance because they are a destination for Jennifer as she prepares for the holidays.

At this point in the season, it comes down to one thing -- execution, which is all about our people. We have worked very hard to create an environment that attracts, engages, and develops the best and brightest talent in the industry. Recently, we completed our third annual survey of associates and the response rate was a record high for us and meaningfully above IBM's retail norm. Feedback from our associates suggests we are continuing to make great progress, but we are still at the beginning of the beginning. Our associates are highly engaged, understand our strategy and are focused on the Jennifers in the communities we serve.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

As a perfect example is our recently-completed point-of-sale campaign. For the second year, Big Lots associates and the Jennifers across the country also participated in the National Point-of-Sale Donation campaign to support the lifesaving work and research at Nationwide Children's Hospital located here in Columbus. NCH serves patients and families from all 50 states and over 40 countries throughout the world. And over a six-week period, we set a goal to raise $3 million. While the final tally hasn't been announced, I assure you the results were epic, and we crushed our goal. My sincere thanks to all of those involved in the campaign. We are One Team with One Goal, and I want to thank our associates in the stores, the field organization, our distribution centers and the general office here in Columbus for their dedication, passion and focus to continue to deliver results. It's not business as usual at Big Lots and I'm very proud of all our associates across the country.

With that, I will turn the call back over to Andy.

Andy Regrut - Big Lots Inc. - VP, IR

Thanks, David. Matt, will you please open the lines for questions at this time?

QUESTIONS AND ANSWERS

Operator

Certainly. (Operator Instructions). Sean Kras, Barclays.

Sean Kras - Barclays Capital - Analyst

Good morning and thank you for taking my questions. So the gross margin momentum from the second quarter obviously carried into the third quarter. So do you see some more gross margin rate expansion possible this quarter? And then on expenses, if comps are again toward the low end of your range, could we again see a year-over-year decline in SG&A?

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Thanks for the question, Sean. I guess two parts. So first part, gross margin rate, we do expect the gross margin rate in fourth quarter to be higher than last year. You might notice that is slightly better than our prior guidance from the last call where we called it out slightly higher. So we are trying to acknowledge in our forward guidance for fourth quarter that the continued strength in margin is something that we are counting on. We feel confident that it is going to happen.

I think it's important to note, as we said in the prepared remarks, it's a combination of two or three things that are helping us get there, but we refuse to sacrifice the value proposition. So the IMU that we are seeing is our merchants doing a better job on first cost. The freight reductions or lower cost year-over-year is a combination of better import rates and just better collaboration between our merchant and logistics teams in terms of how we are delivering goods.

And then another important item to note, from our perspective anyway, we continue, because we are managing inventories so well, category by category, we continue to feel confident and be able to be promotional where need be. So our markdown rate was essentially very similar year-over-year, just structuring our promotions differently to try to drive the best possible result. So from our perspective, the margin performance in the quarter was very strong, and we think it will be very good in fourth quarter as well.

From an expense standpoint, again, our teams are focused. They understand it's One team, One goal. Everybody has their expense plans, and they are operating to them. No big surprises whatsoever. In fact, internally, we would have been slightly favorable to our operating plan. That is our expectation going forward into fourth quarter. Again, I'm not going to comment specifically to this number of basis points or that number of basis points because third quarter and fourth quarter dynamics are much different. Just understand, internally we expect a higher gross margin rate in

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

fourth quarter, and we expect expenses as a percent of sales, when you back out the two new items of e-comm and PSUs, we should see a rate of sales roughly similar year-over-year in our comp guidance range.

So the teams are executing against the plan. Again, One Team, One Goal. Everyone understands their role internally.

Sean Kras - Barclays Capital - Analyst

That's helpful. Maybe can you just discuss the quarter-to-date comp trends and maybe give some detail on how Seasonal is performing?

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Well, I will speak to fourth quarter this way. As David mentioned in his prepared remarks, we had low expectations for the early part of November. The first two weeks on a fiscal calendar basis, in our view, and I think broadly across retail with the national election, we did not have any anticipation that those would be strong weeks for us or strong weeks for retail. In fact, we actually moved out into later November and on into December, both some of our merchandise promotions and also our television coverage. Again, the thought process being in the early part of November you are not going to be able to break through all the noise that was out there in the marketplace.

So from our perspective, the way I would think about sales at Big Lots are we actually -- if our guidance is flat to plus 2% for the fourth quarter, we planned the month of November below that guidance, again with an expectation the first two weeks were not going to be strong weeks for us or for retail and then our expectation, once the last two weeks of November, comps would be back in positive territory or more in line with the range that we are guiding to for the quarter. In our business, that's what happened. So the month of November was on plan internally and on our forecast from an e-commerce perspective. So I feel very good about how we planned the business and what our expectations were.

As we move into the month of December, again across retail, you are going to have two extra shopping days in the month of December between Thanksgiving and Christmas. That's a positive for the month of December, so we would actually plan December comps to be the highest comp of the quarter. What I am encouraged by is, when traffic is out there broadly in retail, particularly around the Black Friday weekend, our business in key Ownable Winnable categories like Furniture, like Soft Home, and like Seasonal, including Christmas Trim, our business there in those categories was good.

So I think internally again there is going to be dislocation within the quarter by week, as I articulated, and sometimes there's going to be dislocation by day depending on when the first of the month falls, Cyber Monday, all of those different events that us retailers keep putting into the mix of the calendar. There's going to be dislocation by days, but our expectations broadly were met in the month of November, and we expect the month of December to be a very good month for Big Lots.

Sean Kras - Barclays Capital - Analyst

That's helpful. Thanks a lot.

Operator

Bradley Thomas, KeyBanc Capital Markets.

Bradley Thomas - KeyBanc Capital Markets - Analyst

Good morning and congratulations on the strong earnings here. I wanted to follow up on some of the merchandising and maybe move to the Food category and, David, if you could just give us an update on the progress that you are making there in terms of some of the new products that's available in stores and maybe give us an update on how you think you can differentiate the offering within that category. Thank you.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

David Campisi - Big Lots Inc. - President & CEO

Thanks, Brad. As TJ said, from a merchandising perspective, we think we look very, very good out there versus LY and very pleased with our performance over the Thanksgiving Black Friday weekend. And so those businesses that we continue to talk about that are Ownable really obviously outperformed the rest of the company. So that being said, we feel very good as we move into the month of December.

As far as your question about Food, Brad, as you know, we made some internal changes there, and it's been a pretty amazing journey for all of us to discover as we peeled back the onion. Just really the best way I can explain it is just a lot of misses from the standpoint of comping categories from last year, and I think TJ may have explained some simple examples of not having the right types of pasta in our assortment, or the right types of cereal. It's a long, long list and the processes in place is correcting that, ensuring that we don't hide behind K-cups that are selling incredibly well, and if you go into our stores, you will see pallets of that product, but that was covering up some misses in beverages that we have now been working on and corrected.

So I feel very good about Michelle, Debbie and that team and Megan that they've got the right energy, and that they are focusing in on what Jennifer wants in all categories, whether it's canned or dry grocery. And from a differentiating point of view, Brad, candidly, as we have said many times, the big differentiator there is the closeout piece of the business and from a price point, from a value proposition, that's really your only differentiator because, as you know, we are not in the perishables business and the freezer/cooler is a convenience play.

So, that being said, we think that we will be able to get that business back on track and it will be contributing in the fourth quarter and onward back in positive territory.

Bradley Thomas - KeyBanc Capital Markets - Analyst

That's helpful. Thank you, David. If I could ask TJ a follow-up question. I know your policy tends to be to give out-year guidance when you report the fourth quarter. Of course, last year, you did give us some color on your third quarter call. As we look out to 2017, TJ, anything that we should be considering that might be out of the ordinary as we model next year? Thanks.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Well, I'm chuckling. Not to make light of it, but it is a fair question. You are correct. Typically we do not give forward guidance for the new year until March until we have such time to fully bake our plan and gain alignment with our Board of Directors and make sure they are comfortable with our approach as well. That will be the case again this year, so we will talk about next year when we get to the 2017 guidance; we will talk about that in March. But generally speaking, I think it's fair to assume there are no new items like the PSUs and e-comm of last year that you'll hear us talking about for next year.

So it will be core operations plus e-comm. We will have PSUs next year like we have this year, so nothing new from that perspective, nothing to level set on this call like there was last year, but I appreciate the question.

Bradley Thomas - KeyBanc Capital Markets - Analyst

Thanks, TJ. Good luck to you all this holiday.

Operator

Brian Nagel, Oppenheimer.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

Brian Nagel - Oppenheimer - Analyst

Good morning. Thank you for taking my questions. So I have two questions. Maybe I will put them together. First off, just, I think, a follow-up to maybe the first question and you talked a lot about in your prepared comments the disruption of the election. So you gave us some nice color around how November looked.

My question is, if you look back to the fiscal Q3, should we assume there was an election impact there as well as we headed toward the later part of the quarter? So maybe what I'm asking there is can you help us understand the cadence of sales through the third quarter?

And then the second question I have -- this is a longer-term question -- with respect to the Furniture category, clearly, that has been a bigger focus for you and a big driver of sales. How do we think about the legs, if you will, in that category? The sustainability of sales gains? What's really driving that? Thanks.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Brian, I will start. From a Q3 perspective, was there some impact in the month of October because of the election? I guess my answer there is probably. I don't want to pretend that we can bifurcate our business that tightly in the month of October, but it was intentional on our part to move out promotions and adjust our TV advertising calendar in the month of November. So I am positive there was an impact in the first two weeks as a result of that, if nothing else; but certainly it was a very polarizing few weeks leading up to election day.

Having said that, Q3, the months of August and September were each in slightly positive territory or positive comps in those months; and the month of October was slightly negative from a comp perspective to foot to the flattish number for the quarter. So no big swings one way or the other. Again, from our perspective, the teams did a good job controlling what they could control, particularly in Furniture and Home, with those leading categories again comping the comp, mid-singles on top of mid-singles or high singles last year, frankly in an environment where we saw a lot of other furniture or mattress retailers struggle.

So what that suggests to us, Brian, leading into your second question, is that even in the third quarter where the business was in total roughly flat, we are gaining marketshare in those Ownable categories such as Furniture. So from our perspective, is there legs in Furniture, absolutely. We've got a great team there with Martha and Robert and all of the buying team. There's a lot of continuity. Everyone is aligned. Our key vendor partners are very supportive and the Jennifers who actually know we are in the Furniture business really like that category.

The last thing I will say, and then I will kick it over to David is, from our perspective, it's interesting as we move down this path and understand Jennifer at a lower level as we work on brand identity and all the different things we've talked about, it's still somewhat surprising to us that we can be over a $1 billion furniture retailer and there are a lot of Jennifers out there that don't know we are in the business. So, that to us, Brian, suggests there's nothing but room to grow here.

David Campisi - Big Lots Inc. - President & CEO

Yes, I would put it more as a huge opportunity for continued growth. Just to tag onto that, Brian, I would just tell you that we were very pleased with the performance during the quarter as we were listening to all the other furniture guys report difficult business and especially in the Mattress area and our Mattress business couldn't be stronger. We've got a very strong buyer and BPARM team there as well that's passionate about it, but I have to shout out to Upholstery with Cindy and the BPARM team because that team -- and along with Martha and Robert -- had the courage this year to step outside the brown-only Upholstery and bring in some other colors of gray and tan and the performance there has been amazingly good. And other things that we talked about in there as we continue to go from a box with Furniture just shoved all over the place to the vignettes. It has done many, many wonderful things for the cross merchandising of Area Rugs and the increase in AUR has been amazing.

So overall I think we are still at the very early stages of a business that we continue to gain share in.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

Brian Nagel - Oppenheimer - Analyst

I appreciate it. Good luck for the holiday.

Operator

Patrick McKeever, MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Good morning, everyone. Just a question on closeout penetration. Wondering where that stands just across the company overall. And I was also wondering if you may have seen any incremental opportunities with the Hanjin shipping bankruptcy and if some of the imbalances that I guess that left in the overall supply chain.

David Campisi - Big Lots Inc. - President & CEO

I will take the first part and then you can comment on the Hanjin thing too. I would say a couple things, Patrick. First, thanks for being on the call. The closeout penetration, as I pretty consistently have said, has been pretty much eliminated in all the businesses with the exception of Food and Consumables and it's about a third of their business and sometimes that fluctuates up or down, but on average it's about a third and that's really been our secret sauce, Patrick, and I think you know that. We are cleaning up our assortments, especially in Soft Home, has created an amazing performance over the last two-plus years and the consistency of the assortment.

And if you have been in the stores, you see a brand out there that has been created called Just Home that looks really, really strong. But those businesses are not in the closeout world. Every now and then, we have an opportunity -- we had one last year -- that was a high-quality one that we will definitely make a purchase if it meets the QBFV criteria.

That being said, it's just the Food thing is -- you somewhat live and die by that opportunity, but it is a differentiator for us and we will continue to buy closeouts in Food and Consumables while increasing our NVO. And if you have been in the stores, you will see some brands that we've never carried in our over-the-counter areas that is pretty exciting to see that we are able to finally get those brands in our stores. And that's all about credibility and it took us a while, but we have a lot of believers out there.

My only comment to you on the Hanjin and then I will let TJ give you some more color on that since the transportation piece reports to him is two things. One is our team did an incredible job of managing our inventory and we didn't get stuck with anything. Secondly, there's not a whole lot in those containers of things that we would want to buy to be candid with you. So, with that being said, I will let TJ close out on the Hanjin thing.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

I have nothing to add there. Well said. Carlos and Mike and Bob and their teams did a great job managing our goods. We had almost daily updates on where did we stand and what was going to be unloaded and what would make it through and what would we have to reroute. But, for us, the exposure from the beginning was small and it was well-managed. Additionally, as David said, a lot of those goods that might be held up or that others might end up with more than they would like probably don't fit our categories where we buy closeouts or even categories we carry in the stores. So not a big opportunity for us, but a well-managed potential risk that was avoided.

Patrick McKeever - MKM Partners - Analyst

How about in a category like Toys? I know you called that out earlier. Part of Seasonal, Seasonal down low single digits and you talked about a space reduction in Toys, but from what I can tell, it seems to me like in Toys you've got better brands, more current on-trend items, that sort of

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

thing, and I know it has been downsized, but still a pretty important category for you over the holidays. So the question would be how do you merchandise, or how are you merchandising let's say your Toy business or even Electronics, which still have pretty high import penetration?

David Campisi - Big Lots Inc. - President & CEO

Well, I guess, Patrick, I would answer both those questions. One is we give Toys additional footage during the fourth quarter to do exactly what you just said. It becomes a real business in the month of December; albeit it is still very small footage in comparison to the 1,200 lineal feet that most of our competitors in that world carry. So that buying team and that merchandising team just did a great job of working in the brands and really editing and amplifying the most important categories, snd we have a lot of confidence that that business will continue to be good as we move into the all-important Christmas season.

But, again, some of the things, we do more endcaps. We have things in aisles that allow us to expand it and literally that's the same thing with Electronics. They've done an amazing job, those buying teams, of editing and if you go into the stores, you will see a lot of things that are out and in aisle. A lot of Bluetooth audio types of things, speakers. Those categories she really has responded to. A lot of that is in the aisle, in the drive aisle, versus inside the gondola runs because we took all that space away from them -- not all, but most of it.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Yes. The only thing I would add there, Patrick, is, from our perspective, it's real important that we have a strategy from a merchandising standpoint we all believe in, we have all bought into and signed off on and closeouts, as an opportunity in those two categories you mentioned, would have to come in and move out pretty quickly because what we are focused on is staying disciplined to our inventory levels and disciplined to space allocation in the store because candidly right after Christmas we've got a lot of new fresh merchandise coming in behind it. So we want to make sure we stay on task in terms of flowing goods, being ready for the next new season because we know as soon as we put newness out on the floor, she finds it and gets excited about it.

And the last thing I will note is focused on these presentations definitely gives Nick and his team in the stores an opportunity to provide Jennifer a better shopping experience every day. So it's real important we live within our space, and it's real important that we give the stores team an opportunity to be successful that when Jennifer comes in, she finds a pleasant shopping experience, an elevated level of customer service compared to what she might have been used to last year or the year before, or the year before.

Patrick McKeever - MKM Partners - Analyst

Thank you.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice - Analyst

Thank you. Good morning. Question to follow up on Furniture again. Very nice performance there. I'm just curious. You gave some metrics in the past in terms of what's going on in Easy Leasing and I'm just curious in terms of that product how that is performing year-over-year in some of those metrics and then also on the private label credit card, can you talk a little more about how that is ramping up? Thank you.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Sure, David. Thanks for the kind words. I guess from our perspective, probably I would take a step back and to David's point, acknowledge a little clearer that Furniture was up mid-single digits as a category and within that, both Upholstery and Mattresses were up high single digits, so those two big businesses are definitely leading the charge there and again, with a little milder weather, categories like Fireplaces, which are a big, big business for us and the product there looks very, very good. We are anxiously awaiting it getting really, really cold so we can sell a lot of Fireplaces.

So the Furniture business, led by Upholstery and Mattresses. The importance in mentioning that is because those typically are the categories that Jennifer responds most to when she is looking to use our Easy Leasing program. I am encouraged that Easy Leasing as a program now in its -- starting its third full year also comped the comp in the third quarter. I think that's real important to note.

So from our perspective, it continues to be a winning category and a winning initiative for our business. We are getting better and better about attachment. We are seeing the basket grow, which is evidenced by the comp. So really it continues to perform well for us, and we continue to get great support from our partners.

Similarly, on the Big Lots credit card, you know from following us, we tested that program so we've got goals by store from an approval standpoint or an application standpoint, I should say. We've got goals in terms of what we think we ought to be doing in terms of volume and we are performing at or above those goals. So I feel as if that program is also picking up new customers potentially and also picking up steam as we go into the really its first full holiday season as part of our business. So I like how each of those programs are performing, but, again, we continue to give great value from a merchandising perspective in Upholstery and Mattresses, which is critical to that program.

David Mann - Johnson Rice - Analyst

As a follow-up, I know you indicated in November you did well in your Winnable categories when traffic was out there. I'm just curious if you could give a little more color on the Seasonal category in Tree and Trim, how that holiday merchandise, the early reads on that given what you've seen thus far? Thank you.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Well, I will speak to the reads and then ask David to speak to assortment and quality and how we look out there. From our perspective, David, I mentioned in the comments earlier to the trend question, the first two weeks of November are a great example of where we had lowered expectations and moved some of our promotions and moved some of our television coverage.

A category like Trim is going to be impacted by that because we are somewhat encouraging a slower start to the season. What I am encouraged by with Trim is week three of November, week four of November, Thanksgiving and the Black Friday weekend when traffic picked up, that category of Trim did very well for us. So I think we all feel good about how it is presented, how it is merchandised. We are ready for business. The trees are lit; ornaments are out there. The outdoor stuff is lit like you won't see elsewhere in the competition and from our perspective, we are ready for business there and when traffic was out there in the latter part of November, we had good results.

David Campisi - Big Lots Inc. - President & CEO

Yes, David, to add on to the Seasonal question. In third quarter, obviously, the Christmas side of it comes late, but we had tremendous sellthrough in Halloween and Harvest in third quarter, probably the best since I have been here, and the guys have done a great job of really editing and focusing in on key items there and it's the same thing in Seasonal, but what is different -- in Christmas I mean -- what's different this year that I'm excited about when you walk our stores is the teams -- Martha's team and Michelle's team collectively collaborated for the first time ever with decor and with matching Soft Home, whether it's pillows or runners for your table and so on. A lot of that stuff is selling out really fast and it's beautiful product. And candidly when you go into two of our biggest competitors, by far and away, the taste level and the quality and the value proposition beats both of them.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

I would put my merchant's stake on the line on that one. It is absolutely fantastic product, and the customer is responding very well. And just to add on to what TJ said, as we continue to get closer and as we are moving into this first week of December, you start to see -- those numbers are big, big numbers and I'm excited about it because I believe that we're going to have a strong finish to Christmas.

David Mann - Johnson Rice - Analyst

Thanks for the insights. Good luck on the holiday.

Operator

Alvin Concepcion, Citi.

Alvin Concepcion - Citi - Analyst

Thank you and thanks for taking my question. Just to clarify and make sure I heard it right, I think you mentioned the last two weeks of November post the election headwind, did you see a shift in demand where comps did turn positive as you expected? And the quick follow-up to that is, looking at the third quarter, did the hurricane or Halloween shift impact your results to any extent?

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

To answer the first question, Alvin, that is what I communicated. So weeks three and four in November, combined, we were in positive comp territory, so we feel good that when traffic is out there, we are ready for business, and we will get our fair share. Specifically to the second part, the shift in Halloween, does it impact our business in third quarter? Yes, on the last couple days, it does. Is it material to the quarter? Probably not.

We are in the Halloween business, but, as David mentioned, on some of the best parts of our Halloween assortment, we had sold through early, so you are really down to how much seasonal candy and Halloween type stuff like that for parties did you sell, and you probably pushed a couple days worth into the fourth quarter, but nothing material to the quarter. I think, again, the big callout there is from a Seasonal perspective, the bigger ticket-type product in the Halloween and Harvest, that business did well for us in the third quarter. It's a continuation of the process the Seasonal teams have put in place in terms of better QBFV and being trend right and we think we are continuing to move in the right direction there.

Alvin Concepcion - Citi - Analyst

Great. And just a question on the branded study you are doing. Just wondering what you are trying to get from that and broadly what type of changes could come from that? Is it more focused on store layouts and presentation, or is this a deeper change that could involve a reevaluation of your mix and offerings?

David Campisi - Big Lots Inc. - President & CEO

I will take that one and you can add on if you want to, TJ. That's a great question, Alvin. We presented -- the company that we are using locally here presented to our Board on Wednesday and did a terrific job of outlining the work that they've been doing for the last probably close to five months, I believe. It's a combination of both things that you just said. First of all, we wanted to understand, when you look at our brand and you want to do some research to talk to Jennifer and ask her what she thinks and what's her thoughts and when she thinks about Big Lots, what does she think. So this company traveled across the country and to probably five or six cities and actually went into the homes of many Jennifers and to just understand how they shop and why they buy and then they did store walks with them as well that were all videotaped.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

And what we are learning is, as TJ said earlier, a lot of them had no idea we were even selling Furniture. And then a lot of them have really great things to say and then they have some things that they don't like about what we are doing. So we are listening and being fully transparent to understand really what are her shopping needs; what is she looking for from an experience point of view. We don't think there's anything from a merchandising point of view that is going to change. This is more about how we talk to her and how we create an environment that she is part of our family and it's not just retail speak. So some really great, cool things that's hard to explain over a call like this without having materials in front of us to share with you.

But along with that, we've engaged with another local company here in Columbus that's very well known for doing in-store design work for some big retailers and small retailers and collectively the two of them are now going to come together and start talking about what does that new store of the future look like and then our plans are in 2017 is to take two or three markets and once we are all in agreement of what this looks like is to re-lay those stores and see what kind of payback we get.

We think there's an opportunity to create more of a whimsical, fun shopping experience. The differentiators out there today in a crowded retail environment, you have to do something different to attract her and I think that's the thing that she has really told us along with we are small enough that our people in our stores can be very engaging with Jennifer versus the big box guys and that's another opportunity that she looks to. She wants friendly people, and she wants somebody to be able to tell her, and not point to where it is, but take her to where it is. So lots to come on that. I don't know, TJ, if you have more to add, but it's an exciting time for us.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Yes, there has been more work done, Alvin, than we can communicate on this call, and I think that's the headline. And, again, five months worth of work, as David mentioned, presented yesterday -- Wednesday -- to our Board. Very engaging conversations; very encouraged by the progress that we have made working along with our friends at Alloy. So feel very good about where we are going there.

The store-of-the-future work is still relatively new. That is just now getting started, but both of those come together, and we think when we are ready to communicate that, you will understand this was a key reason why we pushed out the Investor Day to sometime in 2017 because we wanted to be able to communicate a more comprehensive view of where the business was going to go, and how we were going to test our way there.

I do want to pick up on the one part of the question, Alvin, to be clear. Brand identity and store of the future is the work that we are focused on. We are not looking for these firms to come in and look at merchandising categories and penetration. I think there was -- maybe implied in your question there is are we looking at -- are we asking them for help on which categories we ought to be in or not be in. That's not part of the focus. We have experts in the building and great merchant teams that are responsible for that and are leading that direction, particularly with Lisa and Michelle and Martha and David.

So we are determining the categories that are Ownable and Winnable for us. We are not looking to either of these firms to do that, but we are looking for them to provide help and a path working with us on why does Big Lots need to exist in the future; what ought that store look like; how can we create a more fun, engaging environment for Jennifer so that we can break through out there in that clouded or crowded retail space. So we are excited about it, and I'm hopeful when we get to a point where we can fully explain it, you will be excited about it too.

Operator

Laura Champine, Roe Equity Research.

Laura Champine - Roe Equity Research - Analyst

Good morning. I'm going to have to follow on on that because it is interesting. Among the things you are considering, is there any opportunity to grow space for Furniture and Mattresses further in the store, or maybe to move the Furniture upfront where it's more visible? I know that in your

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

store formats today it could be in the front, it could be in the back, it could be on the side. Any effort at consistency that you think works with the differences in the box sizes that you have?

David Campisi - Big Lots Inc. - President & CEO

That's a good question and I would tell you the answer is yes. Obviously, you know from talking to us that the long-term goal is to touch all these stores and get Furniture and Seasonal to the front of the stores, both of our Ownable businesses. And to answer your question about further expansion of space, I'm going to say maybe. We constantly look at the businesses that we are in and the ones that are more convenience-driven and so the answer is possibly from that piece.

But from the standpoint of opening up the front of the store, creating more, to use TJ's word, fun environment, that's easier for her to shop and not necessarily a store just completely full of gondola, some things that will make it more easy for her to navigate. But, again, as TJ said, the other company, Big Red Rooster, we are at very early stages on this. We won't probably have meat on the bone until the middle part of next year and then we will be ready at that point in time to start testing in two to three markets a complete rollout, and we will make sure that you guys are aware of where those are going to be so you can see it.

But it is something that we believe that we have from a competitive edge or differentiation is we have smaller stores, as you well know, 22,000 to 25,000 square feet of selling space can allow us with an Edit to Amplify approach to the business, very disciplined assortments and focusing on where we can win and not trying to be all things to everyone like some of our competitors, that this could be a differentiator. The research that Alloy did certainly she believes in Big Lots that small is better. It's easier to shop; it's more convenient. I don't have to get lost. There's all these things have been put on the table over the last five months.

So a great question and again, I don't have visuals to share with you guys. It would be easier to get you excited about it, and it's just all I can say is stay tuned. It's the next wave of why I tell you guys we are at the beginning of the beginning. The last three years was fix the merchandising model and then the second piece was fix our stores and get disciplines in place so that we recover better and so on. And all those things are happening, and they will continue to, but now it's time to say, okay, how do we stay relevant and how do we differentiate ourselves from an experience point of view, and that's what this work is all about.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Again, to reiterate, Laura -- for everyone's benefit -- this is something that you know from following us we are a very disciplined test-and-learn culture, so we are really looking for ideas, not just one idea to roll, but maybe a couple different iterations understanding that all of our stores are not created equal; they are not the same size, demographic, volume, a number of lists of different characteristics. So we are looking for options to test and understand where are we going to get the best response from Jennifer both from a traffic standpoint, or a sales standpoint, or a category standpoint before we would look to roll anything that's significant. So it is a multiyear project, but we are excited about it.

Laura Champine - Roe Equity Research - Analyst

Then just as a follow-on on financing, you mentioned that Easy Leasing is comping the comp and that your private label credit card is hitting your expectations. Can you give us whether for Q3 or 4 year-to-date what your percentage of sales is that's financed and what that change is year-on-year?

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

I can try. I would say we are still probably in that mid-teens. So, again, each week can be different depending on what is going on or what's being promoted, or what has a price break, what doesn't, new categories like Trim coming into the mix or when we get into spring. So it's not the same every week, but generally speaking we are comfortable saying in that mid-teens, again, with Easy Leasing being the large majority of that.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

The Big Lots credit card, even though we are excited about the early results, is still very small as a percent to total, probably low single digits. So we are probably mid to high teens on any given week, Laura, and that would be probably against 13%, 14%, 15% last year. So it is growing. It is growing at a faster rate than the store, obviously. But we are really encouraged because I know having been out there and during the third quarter, David and I and Andy did meetings in New York, and it was somewhat new news to us that there still is a fair amount of skepticism around how do we continue to comp the comp in Furniture, which was good information for us to learn.

But, from our perspective, as we have talked about really for the last hour, we see that category as being nothing but opportunity going forward, and we are continually surprised when we talk to Jennifer and when we have consultants come in, like Alloy or Big Red Rooster to help us, we are continually surprised how few Jennifers out there really know that we are in the Furniture business. Again, to us, that speaks to nothing but opportunity in terms of awareness in a category where our quality keeps getting better and better. So very excited about the Furniture business.

Laura Champine - Roe Equity Research - Analyst

And TJ, just my final follow-on. So if you are at call it 18% now, where does that tap out because I'm just wondering can it go to 25%, or do you have higher goals than that?

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

I don't know how to answer that, Laura. We don't have a be-all-end-all goal set other than we continue to push it bottoms up store by store by store. Each store team leader, district team leader and regional team leader has a goal. They are striving to meet that goal. They clearly, clearly understand that if they want to hit their bonus targets for a quarter or for a year, their furniture business has to be good in every store in their district or region. So they understand and are appreciative of all the tools that we've given them to try to drive the Furniture business, and we haven't even talked about sales training or product knowledge and top-grading efforts in the stores.

So a lot of different factors go into driving the Furniture business. I can't say enough. It's not any one thing. It's a combination of a lot of good work collaboratively through the KRA processes, and it's working for us. So good process. It's working. Low level of awareness. Lots of opportunity.

David Campisi - Big Lots Inc. - President & CEO

Yes, if I could add one last thing on that and then we can move on is that, when you think about what TJ and I have been saying earlier about the brand identity work and how we learned that Jennifer doesn't necessarily think of us first about Furniture and Mattresses -- she does about Seasonal for sure -- so when I look at that, I say, okay, that's a big opportunity for us to continue to grow that business and communicate to her. So as we move through that, that I think will increase the Easy Leasing and the credit card purchases in there with new customers.

And Andy and his team in e-commerce are looking at the new customers that we are picking up that it's very hard to get this data pulled together of who is shopping online that isn't necessarily a Buzz Club member and so we are focused on how do we communicate more often to her that we are in the Furniture and the Serta Sealy mattress business and that to me says, okay, that number should continue to grow as we navigate through this next journey of brand identity and store of the future.

Laura Champine - Roe Equity Research - Analyst

Great. Thank you.

Operator

Matthew Boss, JPMorgan.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

Matthew Boss - JPMorgan Chase - Analyst

If you broke down the fourth-quarter same-store sales guide, what category would be the bridge between your ability to drive a flat comp versus a 2% comp at the higher end?

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

I'm not sure, Matt. We honestly don't think of it that way inside the business. We look at it category by category and each DMM is bringing forward their best ideas to try to drive their business. I guess I would answer it may be slightly differently in that we have a forecast that says for us to deliver that kind of guidance for the 12th quarter in a row of flat to positive comps, we have to be strong in furniture; we have to be strong in soft home and each of those categories are off to a good start. We have to be strong in Trim, and as I have mentioned, when traffic is out there, that business has done well. Candidly, we all have expectations that our Food business will start to get better as we move through the fourth quarter.

I am encouraged that in the month of November the Food business was relatively flat. That's a movement from where they were in third quarter, or where we were in third quarter in that business. That's encouraging, encouraging because the team has done a lot of detailed work and they came to us and said here are some gaps in our assortments. We would like to fund them and we said go for it. So I'm encouraged by performance like that in Food and Consumables. I'm not sure how to answer from high end to low end, but I'm trying to give you a perspective on, from quarter to quarter, what has to change to get off of a flat comp and get closer to the higher end. Those three big businesses have to perform. We have to see some movement in Food as we move through the quarter, and I think we are all comfortable that that's going to happen.

The things we don't control candidly are probably what may move us around in the range. We all benefited as retailers from fairly benign weather in December and January last year. What happens this year, I have no idea, but I know we are ready for business. I know we've got promotions designed to drive the business. I know that we've got plenty of room in our markdown to march in forecasts to be aggressive if we need to be aggressive. That's why it's there. So I don't know how to answer it other than that. To try to help you understand category by category, we have to win in those big Ownable businesses.

Matthew Boss - JPMorgan Chase - Analyst

No, that's actually really helpful. And then just to follow up. So your advertising and promotional strategy, it clearly continues to evolve. I guess can you talk about some of the learnings and some of the changes that you've made? I know a lot is always made here about comparisons year-over-year, but overall are you actually more promotional? Is it just changes in the way that you are coming to market? Just learnings and some of the changes that you've made, what's working and what's not?

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Yes. I'm glad you asked that question because I've seen information like that out there also that I understand you guys are -- first off, we are very appreciative that you are watching our business on a weekly basis to try to understand what we are doing and you have your own opinions as to what works better than not. We've got a lot of information internal that is better. So we have a good idea what's working and what is not working.

From our perspective, if you look at the third quarter as an example, our markdown rate was almost identical year-over-year. So did we have more days out there where we had a Buy More Save More event going on? Yes, we did. Were they planned? Yes, most of them. But the good news in that, Matt, is that the good work that's been done over the last three years to improve the QBFV and the good work that is done every year when we put our strategies and plans together means our inventories are much fresher and much cleaner year-over-year. So where we might have needed to use markdowns in the past to clean up something that didn't work, we are now able to focus those markdowns on those efforts around promotions and events to drive the business.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

So that's really what you are seeing when you look at how many emails that we send out or coupons, or this, or that, or the other thing. So in the third quarter, markdown rate relatively flat year-over-year, but our promotional cadence was different. As we move into the fourth quarter, will our promotional cadence be different? Probably. Are there things that we will end up doing here in December or January that we don't know about today? Probably too. So that's the flexibility that we have around inventory management that gives us the opportunity to do things different when we see what's going on in the marketplace.

We get our grade card everyday when we get sales and candidly we get them every hour. So we have to be nimble and, as David has said 100 times, with a small leadership team and a smaller sized business, we have the flexibility to do that. So I hope that helps.

Matthew Boss - JPMorgan Chase - Analyst

It's very helpful. Best of luck.

Operator

Paul Trussell, Deutsche Bank.

Paul Trussell - Deutsche Bank - Analyst

David, TJ, Andy, good morning. Two questions. One is, TJ, at the beginning of the year, when you provided guidance, you broke some things out for us. I believe you mentioned that PSUs was estimated in that $16 million range or $0.20 a share and e-commerce I believe you estimated net sales around $20 million, $22 million and an operating loss of $10 million to $12 million. Certainly, the fourth quarter is going to be a big nugget on finalizing those numbers, but if you can just update us on how you think that will play out. And then I have a follow-up.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Sure, Paul. So let me take PSUs first. I think, first off, the forecast there from an expense standpoint is probably slightly higher than where we started the year. I don't want to get into detailed numbers, but it's probably slightly higher for no other reason than simply we have outperformed our initial targets as you have seen as the year has gone on. So when you've got a set number of shares based on target and you are outperforming that target, the number of shares goes up. So that's a good thing. That's what is driving us to increase our guidance, therefore the number of PSUs ultimately that could get paid out in the month of March is higher than when we started the year. That's a positive.

From an e-commerce standpoint, I think we mentioned on the last call that we were trending below our internal plan or our initial plan at the start of the year. That is true. What I am encouraged by though is the way we've been able to manage that business and be diligent about inventory, be diligent about promotions, be diligent about what shipping events or opportunities we want to pursue or not pursue, I still feel pretty comfortable that that operating loss for the year will be close to $12 million to $13 million, so somewhere in that range.

So for a brand-new business that we come into the year and we have a plan that is on paper -- we've never done this before -- to have the operating loss for the year be fairly close to our initial estimates I think is very encouraging and speaks to the discipline that the business undertook to make sure that we were not going to be one of those retailers that talked about a new business getting out of control.

We continue to learn every week in e-commerce. The sales are below our initial expectations. That is true. But again our initial expectations were for a brand-new business. So what I am encouraged by is when David talked earlier about e-commerce, our third-quarter volume was higher than our second-quarter volume. That's not typically what happens in our brick-and-mortar stores, but it happened online and it's because of learnings from second quarter we put into third.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

What I am encouraged by is we hit our third quarter forecast. We hit our November forecast. So the team has found the run rate, has found what is working, and now we are trying to grow what is working. And we had a very large Cyber Monday, very large. We did probably a week and a half worth of volume in one day on Cyber Monday. So when there was traffic out there, we found a promotion and a hook that worked very well and Jennifer loved it. She had a great experience. The fulfillment teams are doing a great job of performing on our SLA, or our delivery promises. There's a lot of good work going on there, Paul.

So I don't want to focus on so much what was forecasted at the beginning of the year. Instead, I want to reiterate that our loss for the year is going to be very similar ultimately to the range that we started out with. We are getting there differently. We've learned a ton. Jennifer loves our Seasonal product online. If I told you how many Christmas trees we sold on Cyber Monday -- it was shocking to us. That's a good thing, that's a really good thing.

So a lot of good learnings. There is a team that is working very, very, very hard to try to understand and grow this business. I think I mentioned on the last call -- and then I will shut up and let David talk -- one of our Board members said e-commerce it's like community, not commerce, these days. It's an expectation. It's a place for her to go. We are very encouraged by the work that's being done there and a highly engaged team.

David Campisi - Big Lots Inc. - President & CEO

To add onto that, I guess as he pretty much covered it all is, again, we have a young team that's working -- I think some of them worked 24/7 over the Black Friday weekend and Cyber Monday to ensure that there was no hiccups on the site and there wasn't any, and they did a heck of a job of delivering that experience and continue -- if you have gone on BigLots.com, it's a very robust site that looks very good and it is very engaging. And again, if we told you how many times she gets on there and she is constantly looking at these Ownable businesses, including Furniture, it's pretty amazing.

It's just, again, the crawl piece we talked about earlier in the year. We are learning; they are learning, and they continue to come to us with new ideas and new approaches to the business and when somebody asks a question about our change in promotional ability, some of the things that we have done, we have tested on the website, on e-commerce and a lot of that is coming from some of the creative thinking from that team, and we will just continue down that path and we are excited. It's working.

Paul Trussell - Deutsche Bank - Analyst

I appreciate that color. Second question is a little bit more bigger picture and certainly not trying to steer you towards 2017 guidance. You've already made that clear; we will get that on the next call. But I do want to applaud you on 18% to 20% earnings growth this year. Earnings grew 20% last year. Can you just maybe help us understand how you view the earnings algorithm longer term and be able to decipher simply what is consistent ongoing opportunity to grow the business versus whether there were any more unique low-hanging fruit that you benefited from over the past two years?

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

That sounds like a very creative way of asking about 2017 guidance, Paul. Let me try to help a little bit. So I would just say -- and we actually discussed this somewhat at length with our Board of Directors earlier this week -- so I am not going to get into numbers, but what I will speak to is approach, meaning when we get to March, we have every expectation that we are going to be talking to you about how we are going to deliver our 13th, 14th, 15th and 16th consecutive quarter of flat or positive comps. We have every expectation that our merchants will continue to do a great job and margins will be solid.

We have made and will continue to make investments in the business, but we also understand we have to keep the comp leverage point low. As David mentioned, and I elaborated on a little bit, we will have some new investments. We want to test some store of the future/remodel activity next year. So, from a capital standpoint, your expectations should be we will probably spend more on capital next year than this year.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

The business continues to have the opportunity to drive significant free cash flow to return to shareholders. So, I don't know, Paul, that really the playbook has changed all that much as we have moved through these first three years or that as we move into next year, it'll be all that different. I think the interesting point for us will be once we get to our test of remodel markets and new store ideas and new brand identity ideas, reading those results and trying to understand how to move forward in the most efficient manner, but also in the most expeditious manner. So I don't know that the playbook changes a whole lot as we go into next year, Paul, but I'm not really prepared at this point to speak to numbers.

Paul Trussell - Deutsche Bank - Analyst

Thanks and happy holidays.

Operator

Jeff Stein, Northcoast Research.

Jeff Stein - Northcoast Research - Analyst

Two quick ones, guys. Thanks for taking the question. TJ, what impact did the delay in tax refunds have on your fourth quarter Furniture sales? I know that's something you track pretty closely. What impact did it have last year? And, secondly, roughly what percent of your stores are impacted by the drop in SNAP benefits and how have these locations performed relative to total? Thank you.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Jeff, thanks for the question. I would say the, again, going back to last year, you are really looking at probably the last week -- 10 days to two weeks of the fourth quarter, or really the month of January, so the overall impact to the quarter was probably not material, but certainly to the category of Furniture, primarily, it did have an impact.

Looking forward, I have no idea when they will start to send out tax refund checks this year, so that's kind of a wait-and-see. You are right; we do track it by day. We are nutty that way, but it impacts our business from a Furniture perspective.

Second part of your question, I guess for us, Jeff, we are not going to be unique. The same states that impact others are going to impact us from a SNAP standpoint. I don't know sitting here today the actual numbers of stores, but what I do know is that SNAP and EBT and coolers and freezers, while important to Jennifer, it's a very small percent of our overall Food penetration. It's something you haven't necessarily heard us talk about as we've talked about the challenges we've had in Food, so I don't want to introduce it today as something that's negatively impacting our business. Our big opportunity in Food is instead focused on assortment, filling in where we have gaps in our assortment and making sure that we are consistently ready for Jennifer every day.

So I know that's probably not as helpful as you would like, but I guess what I'm trying to help everyone understand is the change in SNAP rules in certain states is not a significant needle mover for our business because it's not the level of penetration that it is for others.

Jeff Stein - Northcoast Research - Analyst

Thanks a lot. Best of luck for holidays, guys.

Operator

Joseph Feldman, Telsey.

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

Joseph Feldman - Telsey Advisory Group - Analyst

Thanks for taking the question. I will try to be brief as well. Can you share any commentary on mix within categories? I like to always ask that question of you guys, but are you seeing any movement up or down within all the different categories?

David Campisi - Big Lots Inc. - President & CEO

We are looking at each other. I would say, obviously -- first, I would say not really, but, as you know, as we move into December, that Seasonal number, the Christmas Trim number, is big, very big. So the penetration there becomes much higher than it does from third quarter. But, again, Joe, as we have consistently told you guys, our heavy focus on growing Furniture, growing Soft Home, which continues to comp very nicely and our focus on Seasonal, nothing has really changed there. If anything, from a mix point of view, this is a big month for Toys and that would be the only area that I would tell you that would change the mix a bit.

And then other than that, when you look at the rest of the categories, Food, Consumables -- and Electronics gets a little bit bigger too from a mix point of view, but not as significant as others. As you know, we exited plenty of the tablet/TV business, so I would say Toys would be the one and then seasonal and Christmas Trim grows in a big way.

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Yes.

Joseph Feldman - Telsey Advisory Group - Analyst

Got it. And then within Furniture though, are you seeing people opting for the better quality stuff, or the more expensive product or less expensive product?

David Campisi - Big Lots Inc. - President & CEO

As I said earlier, there has been some definite interest in some of the fashion colors that prior years the team tested and there wasn't any real appetite for it. That has really changed and I think a lot of it has to do with the way the team, both from the merchants and then the store execution, of creating these vignettes and adding the marketing piece -- if you have been in the stores and you see the photography, the lifestyle photography, one of the lessons learned from Alloy was that going into her home, she is very insecure about how to decorate. So we are pulling it together for her so that she can see how to put it together. If anything, what has happened there is that there has been a shift, candidly, from some of our traditional high-selling, high-volume categories of sofas and that kind of thing, but it's actually very encouraging because, as she has moved into some of the fashion elements, it has helped the Soft Home area, especially, as I said earlier, in Area Rugs.

So it's kind of an all-package, all-in and it's really terrific to see how that's been merchandised because there's twofold there. One is to help her understand how to pull it together and, two is for us to increase the overall attachment rate between Furniture and soft Home.

Joseph Feldman - Telsey Advisory Group - Analyst

Got it. Thanks. I guess my one other question that I did want to address was, given the work you are doing on brand identity, store of the future -- that was a pretty helpful discussion you had -- I was just curious in the near term what that might mean for your store plans, not to say that you are growing many stores, but there are always replacement stores. There's always 20, 30 stores a year or so. Is that going to be on hold for 2017 until you resolve what you want to look like in the future, or should we assume that you will still continue at that similar pace?

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DECEMBER 02, 2016 / 1:00PM GMT, BIG - Q3 2016 Big Lots Inc Earnings Call

Tim Johnson - Big Lots Inc. - EVP, CAO & CFO

Store of the future won't cause us to take a pause on new stores, Joe. I think from our perspective, we will probably be looking at close to 12 to 15, probably 15 potential new stores next year. We will probably close a number of stores that are slightly higher than that. The majority of our new stores will be relocations where we have a very high success rate. They will be slightly bigger in size than say the average of 30,000, which gives us a little more room to move; would give us a little more room to accentuate whatever comes of store of the future.

As importantly, it gives us a little more room to do Furniture, which we know, again, low awareness with Jennifer, high opportunity in terms of volume, highly, highly correlated to -- whether a store performs well or not, that's a very high correlation to performance of Furniture. So I think all of those steps are in the right direction, but, no, we will not stop new store openings to accommodate store of the future. Could it accentuate the number of new stores going forward? That's a potential, but that's at least probably two or three years out.

Andy Regrut - Big Lots Inc. - VP, IR

Okay. Thank you, everyone. Matt, will you please close the call with replay instructions?

Operator

Certainly. Ladies and gentlemen, a replay of this call will be available to you by 12 noon Eastern time today. The replay will end at 11:59 PM Eastern Friday, December 16, 2016. You can access the replay by dialing toll-free from the US and Canada -- 888-203-1112 and enter the replay passcode 4545762 followed by the # sign. Internationally, you may dial 719-457-0820 and entering the replay passcode 4545762 followed by the # sign. This concludes today's presentation. Thank you for your participation. You may now disconnect.

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